Capital
12900 Preston Rd. Suite 700                                            Southwest
Dallas, TX  75230                                                    Corporation
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CAPITAL SOUTHWEST CORPORATION ELECTS NEW CHAIRMAN OF THE BOARD
FORMER CHAIRMAN BILL THOMAS TO REMAIN ACTIVE AS DIRECTOR

DALLAS - July 21, 2008 - Capital Southwest Corporation (NASDAQ: CSWC) announced today that its board of directors has elected current President and CEO Gary L. Martin as chairman of the company's board. Martin, who joined Capital Southwest's board in July 1988, replaces former Chairman William R. Thomas, who has served in a non-executive capacity since his retirement in July 2007. Thomas will continue to remain very involved in the company's strategic direction as an active member of the board of directors.

"Capital Southwest is an outstanding company with an incredibly talented management team, and I am proud to assume the role of board chairman," said Martin. "I am following in the footsteps of a great leader, and I would like to sincerely thank and recognize Bill Thomas for the many contributions he made as chairman, as well as his distinguished service as the company's president and CEO. I know that Bill will continue to provide strong guidance and leadership as a valued member of our board."

Martin joined Capital Southwest in 1972 as chief financial officer, subsequently serving as vice president and secretary-treasurer. Prior to joining Capital Southwest, he was president and CEO of The Whitmore Manufacturing Company, a portfolio company of Capital Southwest. Martin earned a B.B.A. degree from the University of Oklahoma and is a Certified Public Accountant and is a graduate of Harvard Business School's Advanced Management Program.

Additionally, the Company announced that its board of directors named Tracy L. Morris Chief Financial Officer/Treasurer and William R. Thomas III Assistant Vice President.

About Capital Southwest
Capital Southwest is a Dallas-based investment company that provides patient equity capital to exceptional businesses. As a public company (NASDAQ: CSWC), Capital Southwest has the flexibility to hold investments indefinitely, which has provided its managers a stable ownership platform since its founding in 1961.


Contact: Gary L. Martin or Tracy L. Morris
         972-233-8242


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